Independent Auditors' Consent

The Board of Trustees
Oppenheimer Developing Markets Fund:

We consent to the use in this Registration Statement of Oppenheimer Developing Markets Fund of our report dated
September 24, 2001, included in the Statement of Additional Information, which is part of such Registration
Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the
Prospectus, which is also part of such Registration Statement, and "Independent Auditors" appearing in the
Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado
December 26, 2001